Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68163) pertaining to the 1998 Stock Option Plan, 1998 Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan and in the Registration Statement (Form S-8 No. 333-68982) pertaining to the Clark/Bardes, Inc. 401(k) Savings Plan and in the Registration Statement (Form S-3 No. 333-46104) of our report dated January 10, 2002 with respect to the financial statements of Long, Miller & Associates, L.L.C. included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2003.


ERNST & YOUNG LLP

Greensboro, North Carolina
March 26, 2003